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EXHIBIT 4.2


                                 FIRST AMENDMENT
              TO THE VALUE AMERICA, INC. 1997 STOCK INCENTIVE PLAN

      FIRST AMENDMENT dated as of June 18, 1999, to the Value America, Inc. 1997 Stock Incentive Plan, by Value America, Inc. (the "Company").

      The Company maintains the Value America, Inc. 1997 Stock Incentive Plan, effective as of August 1, 1997 (the "Plan"). The Company has the power to amend the Plan and now wishes to do so.

      NOW, THEREFORE, the Plan is hereby amended as follows:

      I. Effective October 21, 1997, Section 2(j) is amended to replace "Nevada" with "Virginia."

      II. Effective April 8, 1999, Section 2(m) is amended to replace "average of the high and low per share sales price" with "closing price per share" in each place where it appears in this section.

      III. Effective January 11, 1999, the figure 1,250,000 in the first sentence of Section 4 is replaced with 6,250,000.

      IV. In all respects not amended, the Plan is hereby ratified and confirmed.



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